Exhibit 10.1
PROPERTY OPTION AGREEMENT

THIS AGREEMENT made as of October 27, 2009.

BETWEEN:

WILPENA RESOURCES LTD. PTY.

(hereafter referred to as "Wilpena Resources")

AND:

AYERS EXPLORATION INC.

(hereafter referred to as "Ayers Exploration")

WHEREAS:

A. Wilpena Resources owns a 100% Interest (defined below) in certain mining properties known as the Wilpena Property (the "Property") located in the State of Queensland, Australia as more particularly described in Schedule "A" hereto;

B. Wilpena Resources has agreed to grant to Ayers Exploration the exclusive right and option to acquire all of Wilpena Resources's Interest in and to the Property on the terms and conditions hereinafter set forth.

C. Ayers Exploration will have the exclusive option to acquire, subject to the reservation of a royalty by Wilpena Resources and the covenant by Ayers Exploration to pay a production bonus, all of Wilpena Resources's Interest in the Property on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained the parties hereto mutually agree as follows:

1. DEFINITIONS

For the purposes of this Agreement:

"Affiliate" means a corporation which is (i) a subsidiary of a party hereto, (ii) a subsidiary of a corporation of which a party hereto is a subsidiary or (iii) controlled by the same corporation or person as a party hereto (where "controlled" means that more than 50% of the votes that may be cast to elect directors of the corporation are held, other than by way of security only, by or for the benefit of that corporation or person, and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the corporation);

"Business Day" means, for any obligation to be performed in Canada, any day (other than a Saturday or Sunday) on which banks in Sydney, Australia;

"Commencement of Commercial Production" means

if a Mill is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, such concentrator processed ore from the Property at 70% of its nameplate concentrating capacity, if no Mill is located on the Property, the first day on which direct shipping ore has been shipped from the Property for the purpose of earning revenues, or if the commencement of commercial production or the completion date of the mine, as described in any project financing arrangements, is fulfilled under such project financing arrangements before the dates described in (i) and (ii) above, the day on which such fulfillment occurs, but no period of time during which ore or concentrate is shipped from the Property for testing purposes, shall be taken into account in determining the date of Commencement of Commercial Production;

"Effective Date" means October 27, 2009;

"Expenditures" means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by Ayers Exploration in accordance with this Agreement, and includes, without duplication, Ayers Exploration's Fee. Without limiting generality, the following categories of Expenditures shall have the following meanings:

"Construction Expenditures" means those Expenditures recorded after a production decision and before the completion date of the mine;

"Exploration Expenditures" means those Expenditures recorded during the exploration period prior to a decision having been made to put the Property into production by building a mine; and

"Operating Expenditures" means those Expenditures recorded after the completion date of the mine;

"Interest" means the undivided beneficial interest of Wilpena Resources in the Property, which beneficial interest is subject to the charges contemplated in Section 6.2(d);

"Mill" means any crusher, concentrator and other processing facilities to be constructed on or in proximity to the Property and used for the processing of production from the Property, whether or not in conjunction with or after production from any other mineral property;

"Mining Operations" means every kind of work done by Ayers Exploration on or in respect of the Property including, without limiting generality, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection;

"NSR Royalty" means the royalty to be paid by Ayers Exploration to Wilpena Resources in accordance with the terms of this Agreement;

"Option" means the sole and exclusive right and option granted by Wilpena Resources to Ayers Exploration to acquire, subject to Wilpena Resources's NSR Royalty which is hereby reserved, an undivided 100% right, title and Interest in and to the Property pursuant to this Agreement;

"Shares" means the voting common shares in the capital of Ayers Exploration as presently constituted; and

2. OPTION GRANT

1. Wilpena Resources hereby gives and grants to Ayers Exploration the Option in accordance with the terms of this Agreement.

2. In order for Ayers Exploration to acquire, subject to Wilpena Resources's NSR Royalty, an undivided 100% Interest in the Property, it must:

a. within 30 days of the Effective Date issue to Wilpena Resources 45,000 Shares ; and

b. incur the Expenditures (or make cash payments to Wilpena Resources for any shortfall), in the following amounts and on or before the following dates:

i. US$25,000 on or before April 27, 2010; and

ii. An additional US$50,000 on or before October 27, 2010.

3. Ayers Exploration must have fulfilled all of the conditions in Section 2.2 and have exercised the Option by October 1, 2008, after which date the Option will expire.

4. Provided Ayers Exploration has complied with Section 2.2 hereof, the Option will have been exercised without any further action on the part of Ayers Exploration and Ayers Exploration shall have acquired, subject to Wilpena Resources's NSR Royalty, Wilpena Resources's Interest in the Property, and Wilpena Resources will promptly execute and deliver all such documents and to do all such things as may be required to transfer its Interest in the Property to Ayers Exploration or its designated nominee. Ayers Exploration consents to Wilpena Resources registering the NSR Royalty against title to the Property in the Mining Registry of Queensland upon such transfer.

For the purposes of Sections 2.2(a), and 3.1:

a. Wilpena Resources must give notice to Ayers Exploration of its election, where applicable, to take payment in cash or in Shares, as the case may be, and, if applicable, the name of the nominee in which the Shares should be registered, on or before the fifth Business Day after the date on which the payment required under such paragraph becomes due, and if Wilpena Resources does not give Ayers Exploration such notice within such time period then Wilpena Resources will have been deemed to have elected to receive the payment in cash;

b. the value of each Share (if any) to be issued shall be equal to the weighted average trading price of the Shares on the Over-the Counter Bulletin Board ( the "OTCBB")or the Australian Stock Exchange  (the "ASX"), as the case may be, for the five trading days prior to the date on which the payment required under such paragraph becomes due, such weighted average trading price to be determined by dividing the aggregate number of Shares traded on the OTCBB or the ASX, as the case may be, for the five days prior to the date on which the determination is being made by the aggregate value of Shares traded on the ASX or the OTCBB during such five day period;

c. Ayers Exploration shall issue certificates representing the Shares (if any) as soon as practicable after receiving notice from Wilpena Resources of its election to receive Shares, and in any event within five Business Days of receipt of such election.

Notwithstanding anything to the contrary in this Agreement, the obligations described in Sections 2.2(a) and 3.1 shall remain obligations of Ayers Exploration throughout the term of this Agreement.

3. ADDITIONAL PAYMENT

1. In addition to the payment obligations described in Article 2 above that Ayers Exploration must make in order to exercise the Option, on the six month anniversary of the Commencement of Commercial Production on the Property, Ayers Exploration will be obligated to pay to Wilpena Resources US$20,000 in cash or in Shares, at the election of Wilpena Resources in its sole discretion.

4. TECHNICAL COMMITTEE

1. Wilpena Resources and Ayers Exploration shall form a technical committee with respect to the Property, such technical committee to consist of one member from Ayers Exploration and one member from Wilpena Resources.

2. The technical committee shall meet at least once per year, with the first meeting of the technical committee to be held no later than April 27, 2009. At each meeting of the technical committee, Ayers Exploration will provide to Wilpena Resources evidence of and the results from the Expenditures made by Ayers Exploration as of the date of the Meeting.

5. NET SMELTER ROYALTY

1. Upon the Commencement of Commercial Production on the Property, Ayers Exploration will be obligated to pay to Wilpena Resources the NSR Royalty in accordance with Schedule "B" hereto.

6. REPRESENTATIONS AND WARRANTIES

1. Each of Wilpena Resources and Ayers Exploration hereby represent and warrant to the other that as at the date hereof:

a. it has full power, capacity and authority to carry on its business and to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement and this Agreement is legally binding upon it and is enforceable in accordance with its terms;

b. neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party; and

c. the execution and delivery of this Agreement has been duly authorized by all necessary corporate action on its part and will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2. Wilpena Resources hereby represents and warrants to Ayers Exploration that as at the date hereof:

a. it holds a 100% Interest in the Property, which is registered in the name of its principal and is in good standing;

b. Wilpena Resources has the exclusive right to enter into this Agreement and all necessary authority to dispose of an interest in and to the Property in accordance with the terms of this Agreement;

c. The Property is comprised of the mining concessions which are properly and accurately described in Schedule "A" hereto;

d. to the best of its knowledge, no person, firm or corporation has any proprietary or possessory interest in the Property or any right capable of becoming an interest in the Property and, no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Property;

e. there are no actual, pending or threatened actions, suits, claims or proceedings regarding the Property or any basis therefor of which it is aware;

f. there are no liens, charges or encumbrances (recorded or unrecorded), and Wilpena Resources has not been served with any notice and is not aware of any defects or objections, materially affecting Wilpena Resources's rights in respect of the Property;

g. to Wilpena Resources's knowledge, conditions on and relating to the Property and operations conducted thereon are in compliance with all applicable laws, regulations or orders including, without limitation, laws relating to environmental matters, waste disposal and storage and reclamation;

h. Wilpena Resources has not been served with any outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related thereto;

i. Wilpena Resources has not received notice of any act or omission of any party which could result by notice or lapse of time in the breach, termination, abandonment, forfeiture, relinquishment or other premature termination of the Property; and

j. any consents or approvals required by Wilpena Resources with respect to the grant of the Option hereunder will be obtained prior to such grant.

3. The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by Ayers Exploration, for a period of two years with respect to the representations and warranties in Sections 6.2(e) to (j) and indefinitely with respect to the representations and warranties in Sections. to (c) and 6.2(a) to (d), and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

7. COVENANTS

1. During the term of the Option and before Wilpena Resources's Interest in the Property has been transferred by Wilpena Resources to Ayers Exploration or its designated nominee pursuant to Section 2.4, Wilpena Resources hereby covenants and agrees with Ayers Exploration to:

a. not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of Ayers Exploration hereunder and, without limitation, will not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate any or all of the title to or its Interest in the Property, except as expressly provided under this Agreement;

b. make available to Ayers Exploration and its representatives all records and files in its possession relating to the Property and permit Ayers Exploration and its representatives at their own expense to take abstracts therefrom and make copies thereof;

c. promptly provide Ayers Exploration with any and all notices and correspondence received by Wilpena Resources from government agencies in respect of the Property;

d. do all things necessary to maintain its Interest in the Property;

e. immediately notify Ayers Exploration of any claims, actions, demands or similar acts of a civil, labour or juridical nature, filed against it respecting the Property; and

f. obtain the written consent of Ayers Exploration prior to entering into any lease of the surface of the Property as to the terms of such proposed lease.

2. During the term of the Option and before Wilpena Resources's Interest in the Property has been transferred by Wilpena Resources to Ayers Exploration or its designated nominee pursuant to Section 2.4, Ayers Exploration hereby covenants and agrees with Wilpena Resources to:

a. perform its obligations and conduct all operations in a workmanlike and commercially reasonable manner, in accordance with sound mining, engineering and processing methods and practices;

b. provide automobile liability insurance, having a limit consistent with local practices as agreeable between the parties, and insuring against claims for bodily injury, including death, and for property damage arising out of the use of owned, leased and non-owned vehicles for the performance of any activities under this Agreement;

c. provide health, accident, and unemployment insurance and worker's compensation coverage for itself and its employees, agents and contractors hired to perform the services in connection with the Property;

d. keep the Property free and clear from any liens or encumbrances relating to its work on the Property;

e. provide Wilpena Resources with regular progress reports during periods of active exploration and with an annual summary of the work performed and the results obtained. The annual summary shall include copies of any drill records, assays, maps, plans and all other relevant factual information and materials not previously delivered;

f. do and file such assessment work or other reports required to maintain tenure to the Property in good standing;

g. maintain accounts of its Expenditures on the Property in accordance with international accounting standards generally accepted in the mining industry;

h. indemnify Wilpena Resources for any claims arising against Wilpena Resources, its Affiliates and the directors, officers, employees and agents thereof which may arise as a result of Ayers Exploration's work and Expenditures on the Property, such indemnification to expire two years from the date of the transfer of Wilpena Resources's Interest to Ayers Exploration or its designated nominee;

i. use its commercial best efforts to incorporate the Subsidiary, and immediately upon the incorporation of the Subsidiary provide notice to Wilpena Resources of such incorporation, at which time all references herein to "Ayers Exploration" will be deemed to be references to the Subsidiary, with the exception of the requirements to issue shares of Ayers Exploration, which shall continue to be the responsibility of Ayers Exploration. In addition, the requirement to make the payment contemplated by Section 3.1 shall be a joint liability of both Ayers Exploration and the Subsidiary.

8. RIGHTS AND DUTIES DURING OPTION PERIOD

1. During the term of this Agreement, Ayers Exploration or its designated nominee pursuant to Section 2.4:

a. Ayers Exploration and its employees, agents and independent contractors shall have the right to enter upon the Property and to do such prospecting, exploration, development or other mining work thereon and thereunder as is permitted by this agreement, including the removal of mineral samples for the purpose of, and in the amounts appropriate for, testing such mineral samples, and Ayers Exploration shall have the right to bring upon and erect upon the Property such buildings, plant machinery and equipment as Ayers Exploration may deem necessary or desirable to carry out such activities;

b. Ayers Exploration in its sole discretion will make any decision concerning the Expenditures; and

c. Ayers Exploration shall have exclusive and quiet possession of the Property.

9. TERMINATION OR FORFEITURE OF OPTION

1. Ayers Exploration shall at any time have the right to elect by notice in writing to Wilpena Resources not to make the payments provided for under Section 2.2, thereby forfeiting its Option to acquire the Interest.

2. If Ayers Exploration fails to make a payment on or before the dates specified in Section 2.2 and the default continues for 14 days after receipt by Ayers Exploration of notice from Wilpena Resources of the default, the Option to acquire the Interest will terminate on the 30th day after receipt of such notice by Ayers Exploration. If Ayers Exploration cures any default in respect of a payment in accordance with this section, Ayers Exploration will be deemed to have duly made the payment in respect of such default.

3. If either party terminates this Agreement in accordance with this Article 9, Ayers Exploration will:

a. leave the Property free and clear of all liens, charges and encumbrances arising from its operations hereunder and in a safe and orderly condition and in good standing;

b. deliver to Wilpena Resources within 60 days of its written request, all drill cores, assay samples, pulps, rejects and copies of all maps, drill logs, assay results and other factual technical data compiled by Ayers Exploration with respect to the Property;

c. have the right and, if so requested by Wilpena Resources, the obligation, to remove from the Property within six months of the effective date of termination all facilities erected, installed or brought upon the Property by or at the instance of Ayers Exploration;

d. comply with all laws, rules, orders and regulations in effect on the date of termination with respect to reclamation and environmental rehabilitation in relation to the work performed on the Property by Ayers Exploration under this Agreement; and

e. leave the property in good standing with respect to any annual minimum assessment work required and payment of any applicable taxes then due on the Property,

whereupon this Agreement will terminate and be of no further force or effect.

10. SHARING OF AND CONFIDENTIAL NATURE OF INFORMATION

1. Each party agrees that all information obtained hereunder shall be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the written consent of the other party, such consent not to be unreasonably withheld. Where a party releases information based on a requirement at law or under the rules and regulations of any regulatory authority or stock exchange having jurisdiction it will deliver a copy concurrently to the other party.

2. Consent to disclosure of information pursuant to Section 10.1 shall not be unreasonably withheld where a party wishes to disclose any such information to a third party for the purpose of arranging financing for its contributions hereunder or for the purpose of selling its Interest, provided that such third party gives its undertaking to the parties that any such information not theretofore publicly disclosed shall be kept confidential and not disclosed to others.

3. Except as provided for in Section 10.1, neither party will issue any press release concerning the Property or this Agreement without first delivering a copy of the proposed release to the other for comment and if such comment is not forthcoming within two business days of such delivery, such press release may be issued without the comment or consent of the other but a copy will be delivered to such other party concurrently with its release by such party.

4. No party shall be liable to any other for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

11. RESTRICTIONS ON TRANSFER

1. The restrictions on transfer described in Sections　11.2 to 11.4 shall apply during the term of the Option only, and, subject to Section　11.6, subsequent to the term of the Option either party may sell, transfer, assign or otherwise dispose of its right, title and interest in and to this Agreement and any of its rights hereunder in its sole discretion.

2. Subject to Section 11.4, any party may sell, transfer, assign or otherwise dispose of ("Assign", or an "Assignment") all or any portion of its right, title and interest in and to this agreement to a third party ("New Party") only with the consent of the other parties hereto, which consent may be withheld for any reason.

3. Notwithstanding the foregoing, either party may, without the consent of the other, Assign any or all of its Interest or its rights under this Agreement to an Affiliate, provided that such Affiliate first complies with the provisions of Section　11.4 and agrees with the other parties in writing to re-transfer such Interest to the originally assigning party before ceasing to be an Affiliate of such party.

4. Before the completion of any Assignment by a party of its Interest or rights under this Agreement, to an Affiliate or otherwise, the New Party shall, at the election of the parties not selling, enter into an agreement with the party not selling on the same terms and conditions as set out in this Agreement.

5. Each party agrees that its failure to comply with the restrictions set out in this Article would constitute an injury and damage to the other party impossible to measure monetarily and, in the event of any such failure the other party shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining or enjoining any sale of any Interest or assignment of any rights under this Agreement save in accordance with the provisions of this section, and any party intending to make a sale or making a sale contrary to the provisions of this section hereby waives any defence it might have in law to such injunctive relief.

6. Subsequent to the term of the Option and upon exercise of the Option by Ayers Exploration and the transfer by Wilpena Resources of its Interest to Ayers Exploration, Ayers Exploration shall not transfer, assign or otherwise dispose of all or any portion of its right, title and interest in and to this Agreement, its rights hereunder or the Property to any third party without first causing the assignee to deliver to Wilpena Resources an agreement between the assignee and Wilpena Resources, in a form satisfactory to Wilpena Resources, acting reasonably, under which such assignee acknowledges the NSR Royalty and covenants to pay the NSR Royalty to Wilpena Resources on the same terms and conditions as under this Agreement.

12. AMALGAMATION OR REORGANIZATION

1. The provisions of Article 11 shall not prevent a party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing substantially all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

13. NOTICE

1. Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by sending the same by telecommunication, facsimile or other similar form of communication, in each case addressed as follows:

if to Wilpena Resources at:
Wilpena Resources Building 6, Garden City Office Park, 2404 Logan Rd, Eight Mile Plains QLD. 4113 Attention: President

if to Ayers Exploration at:

Ayers Exploration Inc.. #6 Harston Avenue, Mosman, Sydney Australia 2088 Attention: Greg Curson

2. Any notice, direction or other instrument will, if delivered, be deemed to have been given and received on the day after it was delivered, and if sent by telecommunication, facsimile or other similar form of communication, be deemed to have been given or received on the day it was so sent, if sent during the normal business hours of the recipient and otherwise on the first business day following the day it was so sent.

3. Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

14. FURTHER ASSURANCES

1. The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

15. MANNER OF PAYMENT

1. All references to monies hereunder shall be in lawful currency of the United States of America. All payments to be made to any party hereunder may be made by cheque or draft mailed or delivered to such party at its address for notice purposes as provided herein, or deposited for the account of such party at such bank or banks as such party may designate from time to time by written notice. Said bank or banks shall be deemed the agent of the designating party for the purpose of receiving, collecting and receipting such payment.

16. TIME OF ESSENCE

1. Time shall be of the essence in the performance of this Agreement.

17. HEADINGS

1. The headings of the sections of this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to affect the construction or meaning of anything herein contained or govern the rights and liabilities of the parties.

18. ENUREMENT

1. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

19. FORCE MAJEURE

1. Neither party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control including, but not limited to adverse weather conditions, environmental protests or blockages, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an "Intervening Event").

2. A party relying on the provisions of Section 19.1 will promptly give written notice to the other of the particulars of the Intervening Event and all time limits imposed by this Agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from an Intervening Event described in Section　20.1. If an Intervening Event continues for a period of more than one year, the parties hereto will enter into negotiations to amend or terminate this Agreement, as appropriate.

3. A party relying on the provisions of Section 19.1 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible. A party relying on the provisions of Section 19.1 will give written notice to the other as soon as such Intervening Event ceases to exist.

4. During an Intervening Event Wilpena Resources will use its commercially reasonable efforts to maintain its Interest in the Property, and Ayers Exploration shall provide to Wilpena Resources any funds required to make any payments to any governmental agencies or bodies with respect to the Property necessary in order for Wilpena Resources to maintain its Interest.

20. DEFAULT

1. Notwithstanding anything in this Agreement to the contrary, if any party (a "Defaulting Party") is in default of any requirement herein set forth the party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting party shall not lose any rights under this Agreement, unless within 30 days after the giving of notice of default by the affected party the Defaulting party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party shall be entitled to seek any remedy it may have on account of such default.

21. ENTIRE AGREEMENT

1. This Agreement constitutes the entire agreement between the parties and, except as hereafter set out, replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

22. GOVERNING LAW AND ARBITRATION

1. This Agreement shall be governed by and construed according to the laws of the State of Nevada.

2. Any dispute arising under this Agreement will be determined by a panel of three arbitrators, one of which will be appointed by Ayers Exploration, one of which will be appointed by Wilpena Resources and one of which will be appointed by Ayers Exploration and Wilpena Resources jointly, as follows:

a. either party may refer any such matter to arbitration by written notice to the other and, within ten Business Days after receipt of such notice, the parties will agree on the appointment of an arbitrator;

b. no person will be appointed as an arbitrator hereunder unless such person agrees in writing to act;

c. upon appointment in accordance with section (a), the arbitrator will immediately proceed to hear and determine the matter in question and unless otherwise agreed, such hearing shall take place in Vancouver, British Columbia;

d. the determination by the arbitrator will be made within 45 days after his appointment subject to any reasonable delay due to unforeseen circumstances and the decision of the arbitrator will be in writing and signed by the arbitrator and will be final and binding upon the parties who will abide by such decision;

e. if the parties cannot agree on a single arbitrator as provided in section (b), or if the person appointed is unwilling or unable to act, either party will have the right to request the Court to mediate in the appointment of a mutually acceptable arbitrator; and

f. the arbitrators' fees shall be paid by both parties in equal parts during the course of the arbitration, but upon final decision of the dispute, the panel of arbitrators shall determine the responsibility for the payment of all arbitration costs, and if the arbitrators do not make such a determination then the unsuccessful party shall pay all arbitration costs, including the amounts paid by the prevailing party.

23. EXECUTION

1. This Agreement may be executed by each of Ayers Exploration and Wilpena Resources in counterparts and by facsimile, each of which when so executed and delivered shall be an original, but both such counterparts, whether executed and delivered in the original or by facsimile, shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

WILPENA RESOURCES LTD. PTY.
By:
Authorized Signatory
AYERS EXPLORATION INC.
By:
Authorized Signatory

SCHEDULE "A"

WILPENA PROPERTY

Licence Area	Tenure No.	Area
Mt. Morgan	EPM 15313	5 acres

SCHEDULE "B"

DEFINITION, CALCULATION AND PAYMENT OF NSR ROYALTY

The NSR Royalty is the percentage royalty provided in the body of the Agreement to which this Schedule "B" is attached and calculated and paid by Ayers Exploration to Wilpena Resources in accordance with the following provisions:

Definitions

Unless otherwise set forth below, all capitalized terms used in this Schedule shall have the meaning ascribed to them in the Agreement.
"Calendar Quarter" means each three-month period ending March 31st, June 30th, September 30th and December 31st of each calendar year.

"Mineral Price Quotation" means the final sale price of gold as quoted on the London Metals Exchange, as published in Metals Week or a similar publication.

"Net Smelter Returns" or "NSR" means:

where all or a portion of the ores or concentrates derived from the Property are sold as ores or concentrates, the gross amount received from the purchaser following sale thereof after deduction (i) if applicable under the sale contract, of all smelter or refinery charges, penalties and other deductions; (ii) of all costs of transporting and insuring the ores or concentrates from the mine to the smelter, refinery or other place of final delivery; and (iii) of sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of Ayers Exploration; and

where all or a portion of the said ores or concentrates derived from the Property are treated in a smelter or refinery and a portion of the metals recovered therefrom are delivered to, and sold by Ayers Exploration, the gross amount received from the purchaser following sale of the metals so delivered, after deduction of (i) all smelter or refinery charges, penalties and other deductions; (ii) all costs of transporting and insuring the ores or concentrates from the mine to the smelter or refinery; (iii) if applicable under the smelter or refining contract, all costs of transporting and insuring the metals from the smelter or refinery to the place of final delivery by the purchaser; and (iv) sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of Ayers Exploration, and where any ores or concentrates are sold to, or treated in, a smelter or refinery owned or controlled by Ayers Exploration, the pricing for that sale or treatment will be established by Ayers Exploration on an arm's length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality. Page .

NSR Royalty

Upon the Commencement of Commercial Production, each Calendar Quarter Ayers Exploration shall be obligated to pay and Wilpena Resources shall be entitled to receive the NSR Royalty as follows:

for gold produced from the Property:

(i) 1.5% of Net Smelter Returns if the average Mineral Price Quotation for gold over the Calendar Quarter for which the NSR Royalty is being paid is less than US$600 per ounce; or (ii) 2% of Net Smelter Returns if the average Mineral Price Quotation for gold over the Calendar Quarter for which the NSR Royalty is being paid is equal to or greater than US$600 per ounce; and

for all other minerals produced from the Property, 1.75% of Net Smelter Returns.

Ayers Exploration shall, within 60 days of the end of each Calendar Quarter, as and when any Net Smelter Returns are available for distribution:

pay or cause to be paid to Wilpena Resources that percentage of the Net Smelter Returns to which Wilpena Resources is entitled under the Agreement;

deliver to Wilpena Resources a statement indicating:

(i) the gross amounts received from the purchaser contemplated in the definition of "Net Smelter Returns" in subsection 1.01 of this Schedule　"B"; (ii) the deductions therefrom in accordance with the definition of "Net Smelter Returns" in subsection 1.01 of this Schedule "B"; (iii) the amount of Net Smelter Returns remaining; and (iv) the amount of those Net Smelter Returns to which Wilpena Resources is entitled; supported by such reasonable information as to the tonnage and grade of ores or concentrates shipped as will enable Wilpena Resources to verify the gross amount payable by the smelter or other purchaser. Page

Adjustments and Verification

Payment of any Net Smelter Returns by Ayers Exploration shall not prejudice the right of Ayers Exploration to adjust any statement supporting the payment; provided, however, that all statements presented to Wilpena Resources by Ayers Exploration for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12-month period Ayers Exploration gives notice to Wilpena Resources claiming an adjustment to the statement which will be reflected in subsequent payment of Net Smelter Returns.

Ayers Exploration shall not adjust any statement in favour of itself more than 12 months following the end of the quarter to which the statement relates.

Wilpena Resources shall, upon 30 days' notice in advance to Ayers Exploration, have the right to request that Ayers Exploration have its independent external auditors provide their audit certificate for the statement or adjusted statement, as it may relate to the Agreement and the calculation of Net Smelter Returns.

The cost of the audit certificate shall be solely for Wilpena Resources's account unless the audit certificate discloses material error in the calculation of Net Smelter Returns, in which case Ayers Exploration shall reimburse Wilpena Resources the cost of the audit certificate. Without limiting the generality of the foregoing, a discrepancy of one percent in the calculation of Net Smelter Returns shall be deemed to be material.

Ayers Exploration to Determine Operations

Ayers Exploration will have complete discretion concerning the nature, timing and extent of all exploration, development mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. Ayers Exploration will owe Wilpena Resources no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which Ayers Exploration may determine in its sole and unfettered discretion. Ayers Exploration may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt or otherwise process, beneficiate or upgrade the ores, concentrates, and other products at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. Ayers Exploration will not be liable for mineral values lost in processing under sound practices and procedures, and no royalty will be due on any such lost mineral values.

Commingling

Ores, concentrates and derivatives mined or retrieved from the Property may be commingled with ores, concentrates or derivatives mined or retrieved from other properties. All determinations required for calculation of Net Smelter Returns, including without limitation the amount of the metals contained in or recovered from ores, solutions, concentrates or derivatives mined or retrieved from the Property, the amount of the metals contained in or recovered from commingled ores, solutions, concentrates or derivatives shall be made in accordance with prudent engineering, metallurgical and cost accounting practices.

Trading Activities

Ayers Exploration may, but need not, engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements ("Trading Activities") which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that Wilpena Resources shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Trading Activities.